UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )
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Preliminary Proxy Statement

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material under §240.14a-12

Verastem, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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No fee required.

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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(l) and 0-11

Verastem, Inc.
117 Kendrick Street, Suite 500
Needham, MA 02494
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
Notice is hereby given that a special meeting of the stockholders (the “Special Meeting”) of Verastem, Inc. (the “Company” or “Verastem”) will be held on           ,         , at      :        Eastern Time , at the Company’s offices, 117 Kendrick Street, Suite 500, Needham, Massachusetts 02494.
Proxy materials, which include the proxy statement and proxy card, accompany this letter. The enclosed proxy statement is first being mailed to stockholders of Verastem, Inc. on or about      ,      .  At the Special Meeting, you will be asked to consider and vote:
1.
to approve the one-time exchange of options to purchase shares of the Company’s common stock issued under the Company’s Amended and Restated 2012 Incentive Plan (the “2012 Plan”) and the Company’s Amended and Restated 2021 Equity Incentive Plan (the “2021 Plan”) and options granted as inducement awards (“inducement awards”) to certain newly hired employees under the Company’s Inducement Award Program (the “Inducement Program”) in accordance with Nasdaq Listing Rule 5635(c)(4) that are held by certain executive officers, other employees, and non-employee directors of the Company for new options to purchase shares of the Company’s common stock (the “Option Exchange” and such proposal, the “Option Exchange Proposal”); and

2.
to consider and act upon any other matters that properly come before the Special Meeting or any adjournment or postponement thereof.

Each outstanding share of the Company’s common stock (Nasdaq: VSTM) entitles the holder of record at the close of business on        ,        , to receive notice of and to vote at the Special Meeting or any adjournment or postponement of the Special Meeting.
The Option Exchange Proposal was approved by the board of directors of the Company (the “Board of Directors”) and requires the affirmative vote of the holders of shares of our common stock, par value $0.0001 per share (“common stock”), representing a majority of the votes cast by holders of all shares of common stock present or represented at the Special Meeting, to be approved.
Stockholders are referred to the proxy statement for more detailed information with respect to the matters to be considered at the Special Meeting. After careful consideration, the Board of Directors recommends a vote “FOR” the Option Exchange Proposal.
Your Vote is important.   Whether or not you plan to attend the Special Meeting, we urge you to review the accompanying material carefully and to promptly return the enclosed proxy card or voting instruction. On the following pages, we provide answers to frequently asked questions about the Special Meeting.
WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, WE URGE YOU TO VOTE YOUR SHARES BY INTERNET, TELEPHONE, OR BY SIGNING, DATING AND RETURNING THE PROXY CARD INCLUDED IN THESE MATERIALS. IF YOU CHOOSE TO ATTEND THE SPECIAL MEETING, YOU MAY STILL VOTE YOUR SHARES IN PERSON AT THE MEETING, EVEN IF YOU HAVE PREVIOUSLY VOTED OR RETURNED YOUR PROXY BY ANY OF THE METHODS DESCRIBED IN OUR PROXY STATEMENT. IF YOUR SHARES ARE HELD IN A BANK OR BROKERAGE ACCOUNT, PLEASE REFER TO THE MATERIALS PROVIDED BY YOUR BANK OR BROKER FOR VOTING INSTRUCTIONS.
By Order of the Board of Directors

Daniel Paterson
President and Chief Executive Officer
      ,

Verastem, Inc.
117 Kendrick Street, Suite 500
Needham, MA 02494
PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
To Be Held On      ,      at       :      Eastern Time
SPECIAL NOTE
On May 31, 2023, we effected a 1-for-12 reverse stock split of our issued and outstanding common stock, par value $0.0001. As a result of the reverse stock split, every 12 shares of issued and outstanding common stock were automatically combined into one issued and outstanding share of common stock, without any change in the par value per share. No fractional shares were issued as a result of the reverse stock split. Stockholders who would otherwise have been entitled to a fractional share of common stock were entitled to receive a price equal to the closing price of the common stock on the Nasdaq Capital Market on the date immediately preceding the effective time of the reverse stock split, as adjusted by the ratio of one share of common stock for every twelve shares of common stock, multiplied by the applicable fraction of a share. Unless otherwise indicated, all historical share and per share amounts for periods prior to the reverse stock split in this proxy statement have been adjusted to reflect the reverse stock split. Proportionate adjustments were made to the per share exercise price and the number of shares of common stock that may be purchased upon exercise of outstanding stock options, and the number of shares of common stock reserved for future issuance under our Amended and Restated 2018 Employee Stock Purchase Plan, the 2012 Plan and the 2021 Plan.
GENERAL INFORMATION
What is a proxy?
A proxy is your legal designation of another person to vote the stock you own. The person you designate is your “proxy,” and you give the proxy authority to vote your shares by submitting the enclosed proxy card, or if available, voting by telephone or the Internet. We have designated Daniel Paterson and Daniel Calkins to serve as proxies for the Special Meeting.
How can I access the proxy materials?
On or about      ,      , we will mail to our stockholders printed copies of the proxy materials, including this proxy statement. You may also view and download our proxy materials at www.proxyvote.com. Please see the instructions below regarding how to submit your vote.
When are this proxy statement and the accompanying material scheduled to be sent to stockholders?
This proxy statement and proxy card are being distributed on or about      ,      . You are receiving these proxy materials in connection with the solicitation by the Board of Directors of proxies to be voted at the Special Meeting.
Why am I receiving these materials, and who is soliciting my vote?
We sent you this proxy statement because the Board of Directors is soliciting your vote for the Special Meeting that the Company is holding to seek stockholder approval of the Option Exchange Proposal, as described in further detail herein. As a holder of common stock, you are invited to attend the Special Meeting and are requested to vote on the items of business described in this proxy statement. You do not need to attend the Special Meeting to vote your shares. This proxy statement includes information that we are required to provide to you under Securities and Exchange Commission ( “SEC”) rules and that is designed to assist you in voting your shares.
Why is the Company proposing to effect the Option Exchange?
The Board of Directors has adopted a resolution declaring advisable, and recommending to our stockholders for their approval, the Option Exchange Proposal. For the reasons why the Board of Directors recommended and the Company is proposing to effect such exchange, see “Rationale for the Option Exchange” under Proposal 1 below.
When is the record date for the Special Meeting?
The Board of Directors has fixed the record date for the Special Meeting as of the close of business on      ,      (the “Record Date”).
How many votes can be cast by all stockholders?
A total of      shares of common stock of the Company were outstanding on      ,      , and are entitled to be voted at the Special Meeting. Each share of common stock is entitled to one vote on each matter.
How do I vote?
If you are a stockholder of record and your shares are registered directly in your name, you may vote:
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By Internet.   Access the website at www.proxyvote.com and follow the instructions on the enclosed proxy card. Your shares will be voted in accordance with your instructions. You must specify how you want your shares voted, or your internet vote cannot be completed and you will receive an error message.

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By Telephone.   Call 1-800-690-6903 toll-free and follow the instructions on the enclosed proxy card. Your shares will be voted in accordance with your instructions. You must specify how you want your shares voted, or your telephone vote cannot be completed.

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By Mail.   Complete and mail the enclosed proxy card in the enclosed postage prepaid envelope to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy will be voted in accordance with your instructions. If you sign and return the enclosed proxy but do not specify how you want your shares voted, they will be voted FOR the Option Exchange Proposal as described herein and will be voted according to the discretion of the proxy holder named in the proxy card upon any other business that may properly be brought before the Special Meeting and at all adjournments and postponements thereof.

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In person at the Special Meeting.   If you attend the Special Meeting, be sure to bring a form of personal photo identification with you, and you may deliver your completed proxy card in person, or you may vote by completing a ballot, which will be available at the Special Meeting.

If your shares of common stock are held in street name (held for your account by a broker or other nominee):
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By Internet or By Telephone.   You will receive instructions from your broker or other nominee if you are permitted to vote by internet or telephone.

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By Mail.   You will receive instructions from your broker or other nominee explaining how to vote your shares.

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In Person at the Special Meeting.   If you attend the Special Meeting, in addition to photo identification, you should both bring an account statement or a letter from the record holder indicating that you owned the shares as of the Record Date, and contact the broker or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the Special Meeting.

What are the Board of Directors’ recommendations on how to vote my shares?
The Board of Directors recommends a vote:
Proposal No. 1: FOR the Option Exchange Proposal, as disclosed in this proxy statement.
Who can attend the Special Meeting?
All stockholders as of the Record Date, or their duly appointed proxy holders, may attend the Special Meeting. If you hold your shares in street name, then you must request a legal proxy from your broker or nominee to attend or vote at the Special Meeting.

Will I be able to ask questions at the Special Meeting?
Our management team will attend the Special Meeting and be available for questions, and we are committed to answering all relevant questions to the purpose of the Special Meeting we receive during the Special Meeting. We will address as many questions during the Special Meeting as time permits. Only questions that are relevant to the purpose of the Special Meeting or our business will be answered.
Who pays the cost for soliciting proxies?
Verastem will bear the cost of solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. Verastem may solicit proxies by mail, personal interview, telephone, or via the internet through its officers, directors and other management employees, who will receive no additional compensation for their services.
Who counts the votes?
All votes will be tabulated by the inspector of election appointed for the Special Meeting.
Can I change my vote?
You may revoke your proxy at any time before it is voted by notifying the Chief Financial Officer of the Company in writing, by returning a signed proxy with a later date, by transmitting a subsequent vote over the internet or by telephone prior to the close of the internet voting facility or the telephone voting facility, or by attending the Special Meeting and voting in person. If your stock is held in street name, you must contact your broker or nominee for instructions as to how to change your vote.
How is a quorum reached?
The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Special Meeting. Abstentions and “broker non-votes” (i.e., shares represented at the Special Meeting held by brokers, bankers or other nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and, with respect to one or more but not all issues, such brokers or nominees do not have discretionary voting power to vote such shares), if any, will be counted for purposes of determining whether a quorum is present for the transaction of business at the Special Meeting.
What vote is required to approve the Option Exchange Proposal?
A majority of votes cast is necessary for approval of the Option Exchange Proposal. Abstentions and broker non-votes will have no direct effect on the outcome of this proposal.
The principal terms of the Option Exchange have been approved by the Board of Directors. We expect that our executive officers and non-employee directors will vote all their shares in favor of the Option Exchange Proposal.
If there are insufficient votes to approve this proposal, your proxy may be voted by the persons named in the proxy card to adjourn the Special Meeting in order to solicit additional proxies in favor of the approval of such proposal. If the Special Meeting is adjourned or postponed for any purpose, at any subsequent reconvening of the Special Meeting, your proxy will be voted in the same manner as it would have been voted at the original convening of the Special Meeting, unless you withdraw or revoke your proxy.
Although the determination of whether a nominee will have discretionary voting power for a particular proposal is typically determined only after proxy materials are filed with the SEC, we expect the approval of the Option Exchange Proposal will be considered a “non-routine” matter, and hence brokers are not permitted to vote on this matter if brokers have not received instructions from the beneficial owner. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares. If your shares are held by a broker on your behalf and you do not instruct the broker as to how to vote your shares, your broker may not exercise discretion to vote on the Option Exchange Proposal.
Could other matters be decided at the Special Meeting?
Verastem does not know of any other matters that may be presented for action at the Special Meeting. Should any other business come before the Special Meeting, the persons named on the enclosed proxy will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment. If you hold shares through a broker, bank or other nominee as described above, they will not be able to vote your shares on any other business that comes before the Special Meeting unless they receive instructions from you with respect to such matter.
What happens if the Special Meeting is postponed or adjourned?
Your proxy may be voted at the postponed or adjourned Special Meeting. You will still be able to change your proxy until it is voted.
What does it mean if I receive more than one proxy card or voting instruction form?
It means that you have multiple accounts at the transfer agent or with brokers. Please complete and return all proxy cards or voting instruction forms to ensure that all of your shares are voted.
Who should I call if I have any additional questions?
If you hold your shares directly, please call Daniel Calkins, Chief Financial Officer at (781) 469-1694 or e-mail at dcalkins@verastem.com. If your shares are held in street name, please contact the telephone number provided on your voting instruction form or contact your broker or nominee holder directly.

FORWARD-LOOKING STATEMENTS
These proxy materials contain forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. These statements are based on our current expectations and involve risks and uncertainties. Forward-looking statements include, without limitation, statements regarding the expected or potential benefits of the Option Exchange Proposal, and other forward-looking information in the Option Exchange Proposal. No forward-looking statement can be guaranteed and actual results may differ materially from those stated or implied by forward-looking statements. We undertake no obligation to publicly update any forward-looking statement, except as required under applicable law. Forward-looking statements should be evaluated together with the many risks and uncertainties that affect our business, particularly those mentioned under the “Risk Factors” heading of our Annual Report on Form 10-K for the year ended December 31, 2022, which was filed with the SEC on March 14, 2022, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

PROPOSAL NO. 1 — APPROVAL OF THE OPTION EXCHANGE PROPOSAL
We are seeking stockholder approval of the Option Exchange. Based on the recommendation of the Compensation Committee of the Board of Directors (the “Compensation Committee”), the Board of Directors authorized the Option Exchange, pursuant to which our executive officers, other employees, and non-employee directors would be given the opportunity to exchange certain eligible options to purchase shares of common stock held by them for an equal number of new options to purchase shares of common stock with an exercise price equal to the fair market value (within the meaning of the 2021 Plan) of common stock at the time of the Option Exchange. An eligible stock option generally includes any outstanding stock option that has an exercise price equal to or greater than $15.00 per share, that vests based on continued service with us or based on the achievement of performance milestones (other than stock price hurdles) and that was granted under the 2012 Plan, the 2021 Plan or the Inducement Program (each, an “Eligible Option” and collectively, the “Eligible Options”). For our non-employee directors, Eligible Options include only those stock options that were granted in respect of their service on the Board of Directors and exclude stock options granted to such non-employee directors in respect of other employment with, or service in another capacity to, us are not eligible to be exchanged in the Option Exchange.
As of November 30, 2023, we had outstanding stock options held by eligible employees and non-employee directors to purchase 2,269,848 shares of common stock with a weighted-average exercise price of $19.61 per share. Of these stock options held by eligible employees and non-employee directors (excluding stock options held by non-employee directors as a result of their prior service as an employee and stock options that vest upon market-based criteria ), there were options to purchase 690,290 shares of common stock with an exercise price equal to or greater than $15.00 per share that would be considered Eligible Options for purposes of the Option Exchange.
Stockholders should understand that our executive officers and directors may be considered to have an interest in the approval of the Option Exchange because they may participate. Nonetheless, the Board of Directors believes the Option Exchange is in the best interests of stockholders and the Company in order to provide meaningful and appropriate incentive to motivate and retain our talented team members.
Rationale for the Option Exchange
We have designed the Option Exchange to restore equity value, increase retention and motivation in a competitive labor market, provide non-cash compensation incentives and align our employee and stockholder interests for long-term value creation. Underwater stock option awards are of limited benefit in motivating and retaining our key talent. Through the Option Exchange, we believe that we will be able to enhance long-term stockholder value by increasing our ability to retain experienced and talented employees, executives, and non-employee directors and by aligning the interests of these individuals more fully with the interests of our stockholders.
Verastem has historically used stock options to incentivize and retain employees. Option grants serve as a powerful retentive tool based on stock price appreciation. In the last several years we have experienced a significant decline in our stock price causing the vast majority of our outstanding options to have exercise prices that exceed the recent trading prices of our common stock. Since 2019, the closing price of our common stock has fallen from a high of $58.20 per share in June 2021 to a low of $3.54 per share in October 2022. As of November 30, 2023, 95% of outstanding stock options held by Eligible Holders were underwater and 44% have an exercise price of $15.00 per share or higher. This significant decline in the price of our common stock has a meaningful impact on the total compensation actually earned by our employees and non-employee directors. This impact on total compensation negatively affects our ability to retain and motivate our employees, whom we rely on to achieve our business plans and strategic objectives. Similarly, this impact on compensation negatively impacts our ability to retain and appropriately compensate our non-employee directors.
Stock incentive awards are an essential part of our total compensation structure. The Board of Directors believes that the ability to grant equity compensation to all employees has been, and will continue to be, essential to the Company’s ability to attract and retain the highest quality and highest performing employees and directors. The Board of Directors also believes that equity compensation motivates our employees, including our executive officers, and our non-employee directors to contribute to the achievement of our corporate objectives and encourages the alignment of their interests with the interests of our stockholders. The significant decline in the price of our common stock has a meaningful negative impact on the total compensation earned by our key talent, which we believe to be a considerable challenge to our talent retention. The labor market in the pharmaceutical industry is highly competitive and there is a possibility that our competitors could offer equity incentives that are more attractive, which may impact our ability to retain talent. An effective and competitive equity incentive program is critical to retaining these employees and is thus critical to the success of our business.
Under applicable accounting rules, we will recognize a total of approximately $16.6 million in non-cash compensation expense related to these Eligible Options, $13.7 million of which was previously expensed as of September 30, 2023 and $2.9 million of which we continue to be obligated to expense, even if these stock options are never exercised because they remain underwater (excluding performance-based stock options with performance criteria deemed not probable of being achieved as of September 30, 2023). We believe the Option Exchange will allow us to recapture retentive and incentive value from the compensation expense that we record in our financial statements with respect to Eligible Options that are exchanged.
The Compensation Committee, in consultation with Pearl Meyers & Partners, LLC, its independent compensation consultant, evaluated several alternatives for remaining competitive within our industry and identified a stock option exchange program as one such potential alternative. As part of this evaluation, the Compensation Committee identified the likely participants in an exchange program and analyzed the value of the equity awards to be exchanged, the general parameters of an exchange program, and the potential impact of an exchange program on our current hiring and retention goals. The Compensation Committee determined that the Option Exchange was the most attractive alternative for the reasons set forth below.
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The Option Exchange Helps to Restore Retention and Motivation Incentives.   The stock options issued in the Option Exchange will replace underwater stock options. If the vesting conditions are met, these replacement stock options may be settled for shares of common stock under our 2021 Plan. This could provide an economic benefit to participants, unlike the Eligible Options, which are substantially underwater and not currently able to provide an economic benefit to participants, even if they are vested.

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The Option Exchange Will Allow us to Obtain Value for Previous Compensation Expense.   Our underwater stock options have exercise prices that were equal to the fair market value of our common stock at the time of grant. Under applicable accounting rules, we are required to continue to recognize compensation expense related to these options prior to vesting, even if they are never exercised. We believe that it is an inefficient use of corporate resources to recognize compensation expense on awards that are not valued by our employees. Replacing underwater options that result in compensation accounting expense but have little or no retention or incentive value with new stock options that will provide both enhanced retention and incentive value is a more efficient and effective compensation strategy.

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Vesting Schedules of Replacement Options will Provide Additional Retention Value.   None of the new stock options issued under the Option Exchange will be vested on the date of grant. Stock options issued in the Option Exchange in exchange for currently exercisable options will vest in two equal annual installments over a two-year period from the grant date of such new stock options, generally subject to the participant’s continued employment or service with us through the applicable vesting date. Stock options issued in the Option Exchange in exchange for unvested time-based options will vest as to 25% of the shares underlying the option beginning one-year following the grant date, with the remaining shares vesting in equal quarterly installments over the next three years, generally subject to the participant’s continued employment or service with us through the applicable vesting date. Stock options issued in the Option Exchange in exchange for unvested performance-based options will vest on the later of achievement of the existing performance criteria (i.e., the performance criteria applicable to the stock options will not change) or the first anniversary of the grant date, generally subject to the participant’s continued employment or service with us through the applicable vesting date. The Compensation Committee believes that implementing a new extended vesting schedule is appropriate because it encourages retention of key talent.

Alternatives Considered
The Compensation Committee considered alternatives to the Option Exchange, including issuing new equity awards to employees, repricing the options with no change in vesting, exchanging underwater options for full value awards (such as restricted stock units), or increasing cash compensation. The Compensation Committee determined that the Option Exchange serves to best align executive and employee interests with shareholders’ interests and provides appropriate performance and retention incentive with limited cost to the Company and no to stockholders than the other alternatives.
Structure of the Option Exchange
We anticipate that the Option Exchange will commence as soon as reasonably practicable following approval of this Proposal 1 by our stockholders (the “Commencement Date”). At the start of the Option Exchange, employees and non-employee directors holding eligible stock options will receive a written exchange offer that will set forth the precise terms of the Option Exchange. The written offer will be governed by the tender offer rules of the SEC. On or before the Commencement Date, we will file the offer to exchange and other related documents with the SEC as part of a tender offer statement on Schedule TO. Eligible employees and non-employee directors who hold Eligible Options will be given at least 20 business days to elect to participate in the Option Exchange. Such eligible employees and non-employee directors must choose to participate in the program for all of their Eligible Options or none, and may not choose to exchange portions of Eligible Option grants or some Eligible Option grants and not others. Set forth below is a description of the key features of the Option Exchange.
Eligible Holders
The Option Exchange will be available to our employees, including our executive officers, and non-employee directors, who as of the Commencement Date are employees or non-employee directors of the Company and hold outstanding Eligible Options, as described herein, comprising the “Eligible Holders”. Participants in the Option Exchange must continue in their employment with, or service to, us through the date on which the surrendered options are cancelled, and replacement stock options are granted. Any individual who elects to participate in the Option Exchange but whose employment or service with us terminates for any reason before the date the new stock options are granted, including a termination due to voluntary resignation, retirement, involuntary termination, layoff, death or disability, would retain his or her Eligible Options subject to their existing terms and will not be eligible to receive new stock options in the Option Exchange.
While non-employee directors are eligible to participate in the Option Exchange, their eligibility extends only to stock options received as a result of their service as a member of the Board of Directors. Any stock options non-employee directors hold as a result of their prior service as a former employee or executive are not Eligible Options and will therefore be excluded from the Option Exchange. As a result, certain current members of the Board of Directors would be eligible to participate in the Option Exchange with respect to only a portion of the stock options with exercise prices of $15.00 per share or higher that they hold.
Eligible Options
As of November 30, 2023, Eligible Holders held outstanding options to purchase 2,269,848 shares of common stock with a weighted-average exercise price of $19.61 per share, of which 95% were underwater, meaning the exercise price of the option exceeded $6.89 (the closing price of a share of our common stock on that date). Of the stock options held by Eligible Holders, outstanding options to purchase 690,290 shares of common stock had an exercise price equal to or greater than $15.00 per share and otherwise met the criteria to be considered Eligible Options for purposes of the Option Exchange. The weighted-average exercise price and weighted-average remaining life of the Eligible Options is $34.78 and 6.0 years, respectively. No Eligible Options were issued after April 1, 2022 and were all issued at least 18 months from November 30, 2023.

The following chart illustrates the breakdown of Eligible Options by their exercise price, as of November 30, 2023.
The following chart illustrates the breakdown of Eligible Options by the year in which they were granted, as of November 30, 2023.
The following table sets forth the number of Eligible Options held by our named executive officers, our other executive officers as a group, our other non-employee directors, certain employees holding more than 5% of the total Eligible Options, and our other employees as a group.

Eligible Stock Options
Name	Unvested Eligible Options	Vested Eligible Options	Total
Daniel Paterson(1)	28,665	155,981	184,646
Daniel Calkins	1,526	5,062	6,588
Brian Stuglik(2)	—	11,865	11,865
Robert Gagnon(3)	—	—	—
Other Non-Employee Directors as a Group(4)	—	48,603	48,603
Jon Pachter(1)(5)	19,173	73,094	92,267
Cathy Carew(5)	17,734	72,386	90,120
Louis Denis(5)	28,141	14,942	43,083
Other Employees as a Group	71,574	141,544	213,118
TOTAL	166,813	523,477	690,290

(1)
Excludes certain options to purchase shares of common stock with performance-vesting conditions held by Mr. Paterson and Mr. Pachter that vest based on the achievement of pre-determined stock price hurdles, which are not Eligible Options for the purposes of the Option Exchange. Mr. Paterson and Mr. Pachter hold 6,250 and 4,166 such market-based stock options, respectively, which were issued on January 3, 2019.

(2)
Mr. Stuglik was formerly the Company’s Chief Executive Officer until July 2023. Mr. Stuglik remains a member of the Board of Directors. Excludes stock options held by Mr. Stuglik as a result of his prior service as an executive of the Company, including 170,691 stock options with an exercise price equal to or greater than $15.00 per share, as such stock options are not Eligible Options and, as such, would not be eligible to be exchanged pursuant to the Option Exchange.

(3)
Mr. Gagnon was formerly the Company’s Chief Business and Financial Officer until October 2022. Mr. Gagnon is currently a member of the Board of Directors. Excludes 121,269 stock options with an exercise price equal to or greater than $15.00 per share held by Mr. Gagnon as a result of his prior service as an executive of the Company, as such stock options are not Eligible Options and, as such, would not be eligible to be exchanged pursuant to the Option Exchange.

(4)
Non-employee directors may only exchange stock options granted in respect of their service as members of the Board of Directors. Options granted in respect of other employment with, or other service to, us are not eligible to be exchanged in the Option Exchange. This total excludes stock options held by Brian Stuglik and Robert Gagnon.

(5)
Employees holding greater than 5% of the 690,290 total Eligible Options.

Exchange Ratio
The Option Exchange is a one-for-one exchange. Thus, each Eligible Option will be replaced by a new option covering the same number of shares, but with a new exercise price, term, and vesting schedule. The overall number of stock options outstanding will remain the same. The new stock options will have an exercise price equal to or greater than the fair market value of our common stock at the time of the exchange.
Vesting Schedules for New Options
New stock option awards will not be vested on the date of grant. Stock options issued in the Option Exchange in exchange for currently exercisable options will vest in two equal annual installments on the first and second anniversaries of the grant date of the new stock options, generally subject to the participant’s continued employment or service with us through the applicable vesting date. Stock options issued in the Option Exchange in exchange for unvested time-based options will vest as to 25% of the shares underlying the option beginning on the one year anniversary of the grant date of the new stock options, with the remaining shares vesting in equal quarterly installments over the next three years, generally subject to the participant’s continued employment or service with us through the applicable vesting date. Stock options issued in the Option Exchange in exchange for unvested performance-based options will vest on the later of achievement of the existing performance criteria (i.e., the performance criteria applicable to the stock options will not change) or the first anniversary of the grant date, generally subject to the participant’s continued employment or service with us through the applicable vesting date.
Term for New Options
The new stock options will expire ten (10) years following the date on which the new options are granted.
Impact of Option Exchange on Surrendered Options
Under the terms of the Option Exchange, there will be no increase to the aggregate number of shares that may be granted pursuant to the 2021 Plan, the 2012 Plan or the Inducement Program as a result of the Option Exchange.
Option Exchange Process
Additional information about how we expect to conduct the Option Exchange, if approved by stockholders, is set forth below. We may find it necessary or appropriate to change the terms of the Option Exchange to take into account our administrative needs; accounting rules; company policy decisions; or to comply with any comments we receive from the SEC. We may decide not to implement the Option Exchange even if stockholder approval of the Option Exchange is obtained, or we may delay, amend or terminate the Option Exchange once it is in progress, but the Option Exchange will not be materially amended in a manner more beneficial to Eligible Holders without first seeking additional stockholder approval. The final terms of the Option Exchange will be described in the exchange offer documents that will be filed with the SEC and available at www.sec.gov.
Overview of the Option Exchange Process
Upon commencement of the exchange period, Eligible Holders will receive written materials in the form of an “Offer to Exchange” setting forth the precise terms of the Option Exchange and may voluntarily elect to participate. On or before the commencement of the Option Exchange, we will file an Offer to Exchange with the SEC as part of a tender offer statement on Schedule TO. Eligible Holders, as well as stockholders and members of the public, will be able to obtain the Offer to Exchange and other documents filed by us with the SEC free of charge from the SEC’s website at www.sec.gov. The tender offer that we will commence in connection with the Option Exchange is referred to herein as the “Exchange Offer.” Eligible Holders will have at least 20 business days following the Commencement Date to determine whether to elect to surrender Eligible Options in exchange for the same number of new stock options. If an Eligible Holder does not elect to participate in the Option Exchange, then his or her Eligible Options will remain outstanding in accordance with their current terms. Upon completion of the Option Exchange, surrendered stock options will be cancelled and new stock options will be granted.
The 2021 Plan will govern all terms or conditions of new stock options not specifically addressed by the Option Exchange described in this proxy statement. Additionally, it is anticipated that new options will be incentive stock options (that is, they will qualify for the tax-favored treatment) to the extent allowable under Section 422 of the Internal Revenue Code and available for grant under our 2021 Plan.
Election to Participate
Eligible Holders will receive a tender offer document and will be able to voluntarily elect to participate in the Option Exchange. If you are both a stockholder and an employee or non-employee director holding stock options that are potentially eligible for the Option Exchange, note that voting to approve the Option Exchange does not constitute an election to participate in the Option Exchange. The written exchange offer documents described above will be provided if and when the Option Exchange is commenced, and you can only elect to participate after that time.
Impact of Option Exchange on Number of Options Issued
The Board of Directors has approved a one-for-one exchange ratio under the Option Exchange, such that the same number of stock options will remain outstanding immediately before and after the Option Exchange, regardless of Eligible Holder participation in the Option Exchange.

Accounting Impact
The incremental compensation cost associated with the Option Exchange will be measured as the excess, if any, of the fair value of each award of the new stock option granted to participants in the Option Exchange, measured as of the date the new stock options are granted, over the fair value of the stock options surrendered in exchange for the new stock options, measured immediately prior to the cancellation. This incremental compensation cost will be recognized ratably over the vesting period of the new stock options. Any unrecognized compensation cost associated with stock options surrendered will be recognized in future periods subject to continued employment or service with us.
Material U.S. Federal Income Tax Consequences of the Option Exchange
The exchange of stock options pursuant to the Option Exchange should be treated as a non-taxable exchange because the new stock options will have an exercise price equal to or greater than the fair market value of our common stock on the grant date. Neither the Company, nor participants in the Option Exchange, should recognize any income for U.S. federal income tax purposes upon the grant of the new stock options. To the extent permissible and available for grant under the 2021 Plan, new stock options granted under the Option Exchange will be incentive stock options for U.S. federal income tax purposes. Tax effects may vary in other countries; a more detailed summary of tax considerations will be provided to all participants in the Option Exchange documents.
Financial Statements
Our consolidated financial statements and other information required by Item 13(a) of Schedule 14A under the Exchange Act are incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 14, 2023.
Interests of Certain Persons
In considering the recommendation of the Board of Directors that our shareholders approve the Option Exchange Proposal, stockholders should be aware that our executive officers and non-employee directors have direct interests in the adoption of this proposal, which may present them with conflicts of interest in connection with the recommendation and approval of this proposal. As discussed above, current employees (including our named executive officers) and non-employee directors will be eligible to participate in the Option Exchange to the extent they hold Eligible Options and continue to be our employees or directors through the completion of the Option Exchange. Therefore, in recommending adoption of this proposal to our shareholders, the Board of Directors recognizes, and our stockholders should be aware, that approval of this proposal may benefit certain of our executive officers and non-employee directors.
Vote Required
The Option Exchange Proposal requires the affirmative vote of the holders of shares of common stock representing a majority of the votes cast by holders of all shares of common stock present or represented at the Special Meeting, to be approved.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO APPROVE THE OPTION EXCHANGE PROPOSAL
(PROPOSAL NO. 1 ON YOUR PROXY CARD)

NON-EMPLOYEE DIRECTOR COMPENSATION
Under our non-employee director compensation policy, each non-employee director receives an annual base retainer of $45,000. In addition, our non-employee directors were entitled to receive the following cash compensation for Board and committee service in fiscal year 2022, as applicable:
Board and Committee Positions	Fees
Lead Director	$25,000
Audit Committee Chairperson	$20,000
Audit Committee Member	$10,000
Compensation Committee Chairperson	$15,000
Compensation Committee Member	$7,000
Nominating and Corporate Governance Committee Chairperson	$10,000
Nominating and Corporate Governance Committee Member	$5,000
Research and Development Committee Chairperson	$20,000
Research and Development Committee Member	$10,000
All amounts are paid in quarterly installments.
In addition, our non-employee directors receive stock options as compensation for their service on the Board of Directors. Each non-employee director who was serving on the Board of Directors as of the prior year’s annual meeting of the Company’s stockholders receives an annual award of an option to purchase shares of common stock, which vests on a monthly basis over a one-year period, subject to the director’s continued service on the Board of Directors (the “Annual Grant”). In 2022, the Annual Grant consisted of an option to purchase 5,208 shares of common stock (as adjusted to reflect the 1-for-12 reverse stock split). During 2022, newly appointed non-employee directors received a one-time initial award of an option to purchase shares of common stock with respect to a number of shares as follows (a) 10,416 shares (as adjusted to reflect the 1-for-12 reverse stock split) (an “Initial Grant”) plus (b) a pro-rata amount equal to (i) the Annual Grant to non-employee directors at the last annual meeting preceding the date the director commences service multiplied by (ii) the quotient of the number of days between the date the director commences Board service and the vesting end date for the Annual Grant granted to the non-employee directors on the last annual meeting preceding the date the director commences Board service, and 365 days, with such grant rounded down to the nearest whole share (the “Pro-Rata Annual Grant”). The Initial Grant vests evenly on a quarterly basis over three years. The Pro-Rata Annual Grant vests evenly on a monthly basis until the vesting end date of the Annual Grant granted to non-employee directors at the last annual meeting preceding the date the director commences Board service. All awards are subject to the director’s continued service on the Board of Directors on each respective vesting date.
Mr. Stuglik, our former Chief Executive Officer, did not receive compensation for his service as a director during the fiscal year 2022. Mr. Stuglik’s compensation is described under the heading “Named Executive Officer Compensation” below.

2022 Director Compensation
The following table summarizes the compensation paid to or earned by our directors during the year ended December 31, 2022:
Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)
Timothy Barberich(3)	17,500	—	17,500
Paul Bunn, M.D.	55,000	48,153	103,153
Robert Gagnon	2,177	52,084	54,261
John Johnson	62,000	48,153	110,153
Anil Kapur	10,344	36,375	46,719
Michael Kauffman, M.D., Ph.D.	100,500	48,153	148,653
Michelle Robertson	65,000	48,153	113,153
Eric Rowinsky, M.D.	70,000	48,153	118,153
Lesley Solomon	60,000	48,153	108,153
Karin Tollefson, Pharm.D.(4)	—	—	—
Brian Stuglik(5)	—	—	—

(1)
Amounts shown represent the aggregate grant date fair value of stock option awards granted to the director and calculated in accordance with Financial Accounting Standards Board Accounting Standard Codification Topic 718 (“FASB ASC Topic 718”). For information regarding assumptions underlying the value of stock awards, see Note 8 to our financial statements and the discussion under Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Significant Judgments and Estimates — Stock-Based Compensation,” of our Annual Report on Form 10-K for the year ended December 31, 2022.

(2)
The number of stock options awarded to any non-employee director who received a grant during 2022 was 5,208 options, with the exception of Messrs. Gagnon and Kapur. Messrs. Gagnon and Kapur received 12,827 stock options and 13,598 stock options, respectively. The stock options granted to Messrs. Gagnon and Kapur reflect 10,416 stock options as a result of their new appointments in 2022 plus 2,411 stock options and 3,182 stock options, respectively, to reflect the time they served on the Board of Directors in 2022 and the portion of time served in 2023 prior to the Annual Meeting. As of December 31, 2022, the aggregate number of equity awards held by each non-employee director was as follows: Mr. Barberich, 18,546 stock options; Dr. Bunn, 11,321 stock options; Mr. Gagnon 134,096 stock options and 12,111 unvested restricted stock units; Mr. Johnson, 13,757 stock options; Mr. Kapur 13,598 stock options; Dr. Kauffman, 22,869 stock options; Ms. Robertson, 10,499 stock options; Dr. Rowinsky, 17,780 stock options; and Ms. Solomon, 11,321 stock options. Numbers in this footnote have been adjusted to reflect the 1-for-12 reverse stock split.

(3)
On March 23, 2022, Mr. Barberich retired from the Board of Directors effective March 31, 2022. On April 1, 2022, we entered into a consulting agreement with Mr. Barberich through March 31, 2023, which permitted Mr. Barberich to retain the ability to exercise his stock options through the end of his consultancy period. We did not pay any consulting fees to Mr. Barberich in 2022.

(4)
On May 15, 2023, Dr. Tollefson was elected to the Board of Directors at the Annual Meeting. Dr. Tollefson did not receive compensation from the Company for the fiscal year 2022.

(5)
Mr. Stuglik, our former Chief Executive Officer, did not receive compensation for his service as a director during the fiscal year 2022.

NAMED EXECUTIVE OFFICER COMPENSATION
This section provides an overview of the compensation awarded to, earned by, or paid to our named executive officers in respect of their service to us for our fiscal year ended December 31, 2022. Our named executive officers are:
•
Daniel Paterson, our President and Chief Executive Officer;

•
Daniel Calkins, our Chief Financial Officer;

•
Brian Stuglik, our former Chief Executive Officer; and

•
Robert Gagnon, our former Chief Business and Financial Officer.

Summary Compensation Table
The following table provides information regarding the total compensation earned by our named executive officers for fiscal years 2022 and 2021 (or fiscal year 2022 in the case of Mr. Calkins).
Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Daniel Paterson(5) President and Chief Executive Officer and Former Chief Operating Officer	2022	470,000	—	—	206,687	21,290	697,977
	2021	460,000	494,790	628,538	230,000	20,390	1,833,718
Daniel Calkins(6) Chief Financial Officer and Former Vice President of Finance	2022	221,731	30,601	34,279	72,900	16,036	375,547
Brian M. Stuglik(7) Former Chief Executive Officer	2022	624,000	—	—	356,733	49,290	1,030,023
	2021	600,000	1,527,058	1,249,896	390,000	48,390	3,815,344
Robert Gagnon(8) Former Chief Business and Financial Officer	2022	368,076	—	—	—	21,176	389,252
	2021	415,000	571,960	515,563	174,000	20,390	1,696,913

(1)
The amounts shown in this column represent the dollar amount of the aggregate grant date fair value of time-based restricted stock unit awards granted during the year determined in accordance with FASB ASC Topic 718. The aggregate grant date fair value of time-based restricted stock units was determined by multiplying the closing price of our common stock on the date of grant by the number of restricted stock units.

(2)
The amounts shown in this column represent the aggregate grant date fair value of option awards granted during the year computed in accordance with the provisions of FASB ASC Topic 718. For information regarding assumptions underlying the value of option awards, see Note 8 to our financial statements and the discussion under Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies — Stock-Based Compensation,” of our Annual Report on Form 10-K for the year ended December 31, 2022.

(3)
The amounts shown for non-equity incentive plan compensation represent annual bonus amounts earned for the fiscal years ended December 31, 2022 and 2021, as applicable to the named executive officer. Bonus amounts earned for 2022 were paid in 2023, and bonus amounts earned for 2021 were paid in 2022.

(4)
The amounts shown represent the sum of 401(k) plan contributions, health savings account (“HSA”) contributions, and the dollar value of life insurance premiums paid by the Company for each named executive officer. HSA contributions and payment of life insurance premiums are broad-based benefits provided to all of our salaried employees on the same basis and do not discriminate in favor of the executive officers. They are included in this column to be consistent with our prior disclosure. The amount for Mr. Stuglik for 2022 and 2021 also includes a perquisite allowance ($30,000). The individual amounts for the 401(k) plan contributions for each of the named executive officers included in the amounts above are as follows: $17,400 each for Mr. Stuglik, Mr. Paterson, and Mr. Gagnon in 2021; $18,300 each for Mr. Stuglik, Mr. Paterson, and Mr. Gagnon in 2022; and $13,304 for Mr. Calkins in 2022.
(5)
Mr. Paterson was appointed President and Chief Executive Officer, effective August 1, 2023.

(6)
Mr. Calkins commenced serving as the Company’s interim principal financial officer and principal accounting officer upon Mr. Gagnon’s departure from the Company in October of 2022. Mr. Calkins was appointed Chief Financial Officer in October 2023.

(7)
Mr. Stuglik ceased to be employed by the Company, effective July 31, 2023 but remained on the Board of Directors. Mr. Stuglik did not earn income as a member of Board of Directors in the fiscal years ending in 2021 or 2022.

(8)
Mr. Gagnon ceased to be employed by the Company, effective October 31, 2022, and, on December 13, 2022, he joined the Board of Directors. Amounts shown here exclude compensation Mr. Gagnon earned as a member of the Board of Directors, which is reported under “2022 Director Compensation” above. For details about the compensation Mr. Gagnon earned in connection with his role as a member of the Board of Directors, refer to the “2022 Director Compensation” section above.

Competitive Market Data
Market practices are one of the considerations taken into account when determining the compensation of our executive officers. The Compensation Committee used peer group compensation data as a reference point in setting pay levels for executives for fiscal year 2022. These peers were chosen primarily based on selection criteria, as defined by the Compensation Committee. In the selection process, the Compensation Committee sought to develop a group that reflected Verastem’s then current and projected near-term state by blending companies (i) in clinical stage development, (ii) in oncology or rare disease, and (iii) targeted therapy. We selected companies which had market capitalizations between approximately $250,000,000 and $2,000,000,000. During the peer selection process, preference was given to Massachusetts-based companies, companies pursuing oncology indication or rare disease, and with an employee workforces between 20 and 200 employees as of the last fiscal year. The Compensation Committee determined that our peer group to be used for 2022 compensation comparisons and decisions would be as follows:
Evelo Biosciences,Inc.	Replimune Group, Inc.
Forma Therapeutics Holdings, Inc.	Rubius Therapeutics, Inc.
ImmunoGen, Inc.	Scholar Rock Holding Corporation
Jounce Therapeutics, Inc.	Seres Therapeutics, Inc.
Kura Oncology, Inc.	Surface Oncology, Inc.
Leap Therapeutics, Inc.	Syndax Pharmaceuticals, Inc.
MEI Pharma, Inc.	Syros Pharmaceuticals, Inc.
Mersana Therapeutics, Inc.	ZIOPHARM Oncology, Inc.
Pieris Pharmaceuticals, Inc.
2022 Base Salary and Bonus
The employment agreement with each named executive officer, described below, establishes a base salary for such officer, which is subject to discretionary increase. None of our executive officers are entitled to a guaranteed salary increase. Each of our named executive officers are paid a base salary reflecting their skill set, experience, performance, role and responsibilities. The base salaries are provided to attract, retain, and reward talented executives needed to drive our business.
Name	2021 Base Salary	2022 Base Salary	Increase ($)	Increase (%)
Brian M. Stuglik	$600,000	$624,000	$24,000	4.0%
Daniel Paterson	$460,000	$470,000	$10,000	2.2%
Robert Gagnon	$415,000	$435,000	$20,000	4.8%
Daniel Calkins	$200,200	$215,000(a)	$14,800	7.4%

(a)
Effective September 19, 2022, Mr. Calkins received a salary increase to $240,000 upon promotion to Vice President, Finance as further described below under “Daniel Calkins” heading.

As described below, each named executive officer has a target annual bonus based on their base salary earned with respect to the applicable year, as set forth in his employment agreement. Our executives are provided a cash bonus incentive to promote and reward the achievement of short-term objectives that directly correlate to the enhancement of long-term stockholder value, as well as facilitate executive retention. Each named executive officer’s target annual bonus for 2022, as a percentage of base salary, was: Mr. Stuglik, 65%; Mr. Paterson, 50%; Mr. Gagnon 40% and Mr. Calkins, 30%. Annual bonuses for 2022 for our named executive officers were based on the achievement of Company performance metrics established by the Compensation Committee, as well as individual performance. For 2022, the Compensation Committee set Company performance metrics which included:
(1)
clinical development goals for our registration directed clinical trials,

(2)
certain business development goals,

(3)
certain investor goals, and

(4)
certain employee retention goals.

The bonus payout amounts for Mr. Stuglik and Mr. Paterson were calculated by the Compensation Committee and bonus payout amount for Mr. Calkins was calculated by our senior leadership team. Mr. Gagnon ceased to be employed by the Company effective October 31, 2022, and in connection with his termination, did not receive an annual bonus for 2022. As listed below, the bonus payout amounts for 2022 were based on approximately 90% corporate 2022 goals achievement as well as an assessment of each named executive officer’s individual performance with respect to the achievement of our 2022 corporate performance goals:
Name	Target Bonus	Bonus Payout
Brian M. Stuglik	$405,600	$356,733
Daniel Paterson	$235,000	$206,687
Daniel Calkins	$72,000	$72,900
Agreements with Named Executive Officers
We have entered into an employment agreement with each of our named executive officers. Each of the employment agreements provides that employment will continue for an indefinite period until either the Company or the employee provides written notice of termination in accordance with the terms of the agreement. The terms “cause”, “good reason” and “change in control” referred to below are defined in each named executive officer’s employment agreement.
Brian M. Stuglik
Prior to the termination of his employment in July 2023, Mr. Stuglik had been party to an employment agreement with the Company, pursuant to which he was entitled to an annual base salary and eligible to receive a target bonus equal to a percentage of his base salary. Effective January 1, 2022, Mr. Stuglik’s annual base salary was $624,000. Pursuant to his employment agreement, Mr. Stuglik was eligible to receive a bonus of 65% of his annual base salary and a perquisite allowance at a rate of $2,500 per month.
In connection with Mr. Stuglik’s retirement in July 2023, he was paid a cash bonus in the amount of $421,850 in recognition of his contributions to the Company’s achievement of its 2023 fiscal year initiatives. Mr. Stuglik remains on the Board of Directors and is eligible to receive annual cash retainer fees and an annual stock option grant in accordance with the Company’s director compensation policy.
Daniel Paterson
Pursuant to his prior employment agreement, entered into as of March 1, 2012, Mr. Paterson was entitled to an initial base salary, subject to increase from time to time by the Board of Directors and which was subsequently increased. Effective January 1, 2022, Mr. Paterson’s annual base salary was $470,000. Pursuant to his prior employment agreement, Mr. Paterson was eligible to receive a bonus equal to a percentage of his annual base salary, which has subsequently been increased.
In connection with Mr. Paterson’s appointment as President and Chief Executive Officer in August 2023, the Company entered into a new employment agreement with Mr. Paterson replacing and superseding the prior employment agreement between Mr. Paterson and the Company described above. Under his new employment agreement, Mr. Paterson will receive an initial annual base salary of $600,000 and is eligible to receive a bonus equal to a percentage of his annual base salary. Subject to Mr. Paterson’s execution and non-revocation of an effective release of claims, Mr. Paterson would be entitled to the severance payments described below if we terminate his employment without cause or if Mr. Paterson terminates his employment for good reason.
If Mr. Paterson’s employment is terminated by us without cause or by Mr. Paterson for good reason, absent a change in control, as defined in his employment agreement, he will be entitled to receive the following severance benefits: (i) twelve months of base salary continuation, (ii) if Mr. Paterson exercises his right to continue participation in our health and dental plans under the federal law known as COBRA, a monthly cash amount equal to the full premium cost of that participation for 12 months (or, if earlier, until the time when Mr. Paterson becomes eligible to enroll in the health or dental plan of a new employer), (iii) a pro-rata portion of his target annual bonus amount for the year in which the termination occurs, calculated based on the number of days Mr. Paterson was employed by us in such year, (iv) accelerated vesting of the portion of any outstanding stock options, restricted stock, and restricted stock units held by Mr. Paterson that, by their terms, vest only based on the passage of time and that would have vested during the 12-month period following the termination of his employment and (v) any bonus which has been awarded, but not yet paid on the date of termination..
If Mr. Paterson’s employment is terminated by us without cause or by Mr. Paterson for good reason, in each case within 90 days prior to, or within 18 months following, a change in control, he will instead be entitled to receive the following severance benefits: (i) a lump sum amount equal to 18 months of his base salary, (ii) if Mr. Paterson exercises his right to continue participation in our health and dental plans under the federal law known as COBRA, a monthly cash amount equal to the full premium cost of that participation for 18 months (or, if earlier, until the time when Mr. Paterson becomes eligible to enroll in the health or dental plan of a new employer), (iii) a pro-rata portion of his target annual bonus amount for the year in which the termination occurs, calculated based on the number of days Mr. Paterson was employed by us in such year, (iv) accelerated vesting of all outstanding stock options, restricted stock and restricted stock units held by Mr. Paterson that, by their terms, vest only based on the passage of time and (v) any bonus which has been awarded, but not yet paid on the date of termination. In addition, upon a change of control, any then-unvested stock options, restricted stock and restricted stock units which are outstanding as of the effective date and which, by their terms, vest based on the achievement of specified performance criteria will vest to the extent they are not assumed or continued by the acquirer in such change of control.
Robert Gagnon
Prior to the termination of his employment, Mr. Gagnon had been party to an employment agreement with the Company, under which he was entitled to an annual base salary and eligible to receive a target bonus equal to a percentage of his base salary. Mr. Gagnon terminated his employment with the Company effective October 31, 2022, and on November 1, 2022, the Company entered into a consulting agreement with Mr. Gagnon, pursuant to which Mr. Gagnon provided advisory services to the Company on an as-needed basis. On December 13, 2022, the Board of Directors unanimously voted to appoint Robert Gagnon to the Board of Directors. Upon joining the Board of Directors, Mr. Gagnon’s consulting agreement was terminated.
Daniel Calkins
Pursuant to his prior employment agreement, entered into as of November 14, 2018, Mr. Calkins was entitled to an initial base salary, subject to increase from time to time by management or the Board of Directors, and which has subsequently been increased. Effective January 1, 2022, Mr. Calkins’ annual base salary was $215,000. Effective September 19, 2022, Mr. Calkins’s salary was increased to $240,000 upon his promotion to Vice President, Finance. Pursuant to the prior employment agreement, Mr. Calkins was eligible to receive a bonus equal to a percentage of his annual base salary, which has been subsequently increased to reflect his promotions and increased responsibilities.
In connection with Mr. Calkin’s appointment as Chief Financial Officer of the Company in October 2023, the Company entered into a new employment agreement with Mr. Calkins replacing and superseding the prior employment agreement between Mr. Calkins and the Company described above. Under his new employment agreement, Mr. Calkins will receive an initial annual base salary of $300,000 and is eligible to receive a bonus equal to a percentage of his annual base salary. Subject to Mr. Calkin’s execution and non-revocation of an effective release of claims, Mr. Calkins would be entitled to the severance payments described below if we terminate his employment without cause or if Mr. Calkins terminates his employment for good reason.
If Mr. Calkins’ employment is terminated by the Company without cause or by Mr. Calkins for good reason, he will be entitled to receive the following severance benefits: (i) nine months of base salary continuation, (ii) if Mr. Calkins exercises his right to continue participation in the Company’s health and dental plans under the federal law known as COBRA, a monthly cash amount equal to the full premium cost of that participation for nine months (or, if earlier, until the time when Mr. Calkins becomes eligible to enroll in the health or dental plan of a new employer), and (iii) any base salary earned, but not yet paid, through the date of termination and any bonus which has been awarded, but not yet paid, on the date of termination.
If Mr. Calkins’ employment is terminated by the Company without cause or by Mr. Calkins for good reason, in either case within 90 days prior to or within 18 months following, a change of control, he will instead be entitled to receive the following severance benefits: (i) a lump sum amount equal to 12 months of his base salary, (ii) if Mr. Calkins exercises his right to continue participation in the Company’s health and dental plans under the federal law known as COBRA, a monthly cash amount equal to the full premium cost of that participation for 12 months (or, if earlier, until the time when Mr. Calkins becomes eligible to enroll in the health or dental plan of a new employer), (iii) a pro-rata portion of his target annual bonus amount for the year in which the termination occurs, calculated based on the number of days Mr. Calkins was employed by the Company in such year, (iv) accelerated vesting of all outstanding stock options, restricted stock and restricted stock units held by Mr. Calkins that, by their terms, vest only based on the passage of time, and (v) any bonus which has been awarded, but not yet paid on the date of termination. In addition, upon a change of control, any then unvested stock options, restricted stock and restricted stock units which are outstanding as of the effective date and which, by their terms, vest based on the achievement of specified performance criteria will vest to the extent they are not assumed or continued by the acquirer in such change of control.
2022 Equity-Based Compensation
Our use of equity awards is intended to align our named executive officers’ interests with the interests of our stockholders by providing an incentive to increase long-term stockholder value. Furthermore, we believe that in the biopharmaceutical industry, equity awards are a primary motivator to attract and retain executives. We determine the size and frequency of awards based on numerous factors, including the executive’s skills and experience, the executive’s responsibilities, internal equity, and competitive market data. Additionally, we believe that our use of long-term incentive awards is a key mechanism to reward successful performance by our named executive officers.
We typically grant annual equity awards to our executive officers in the fourth quarter of each calendar year. In the fourth quarter of 2022, we were in possession of interim data from our ongoing Phase 2 RAMP 201 trial, and as a result, we delayed making equity grants to our executives until the first quarter of 2023, once the interim data was publicly released. The awards are time-based stock options, which provide alignment with our stockholders and serve a material incentive to our executive officers to increase shareholder value. The stock option awards vest as to 25% of the shares underlying the award on the first anniversary of the grant date and, thereafter, vest as to 6.25% of the shares underlying the award at the end of each successive three-month period after such date until the fourth anniversary of the grant date, generally subject to each executive officer’s continued employment or other service relationship with us. The stock option awards have a 10-year term and the exercise price is set at the fair market value on the date of grant. On January 27, 2023, our executive officers were granted the following awards of stock options:
Named Executive Officer	# Stock Options
Brian M. Stuglik	184,696
Daniel Paterson	140,073
Daniel Calkins	13,750
Outstanding Equity Awards at Fiscal Year-End
The following table provides information regarding equity awards held by each of our named executive officers that were outstanding as of December 31, 2022.
Name	Number of Securities Underlying Unexercised Options exercisable (#)	Number of Securities Underlying unexercised options unexercisable (#)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option Exercise Price ($/share)	Option expiration date	Number of shares of stock that have not vested (#)	Market value of shares of stock that have not vested ($)(1)
Brian Stuglik	4,166	—	—	$59.04(2)	9/5/2027	—	—
	7,699	—	—	$21.72(3)	6/21/2029	—	—
	41,666	—	—	$17.16(4)	7/29/2029	—	—
	8,333	—	—	$17.16(5)	7/29/2029	—	—
	8,333	—	—	$16.08(6)	12/13/2029	—	—
	—	—	—	—	—	498(7)	$2,405
	25,472	25,471	—	$26.40(8)	12/18/2030	—	—
	—	—	—	—	—	7,993(9)	$38,606
	15,352	46,064	—	$28.32(10)	12/15/2031	—	—
	—	—	—	—	—	22,688(11)	$109,583
Daniel Paterson	6,666	—	—	118.20(12)	1/15/2023	—	—
	8,333	—	—	$163.08(13)	1/7/2024	—	—
	8,333	—	—	$163.08(14)	1/7/2024	—	—
	12,064	—	—	$110.28(15)	1/8/2025	—	—
	11,166	—	—	$25.56(16)	11/8/2025	—	—
	5,500	—	—	$22.32(17)	12/31/2025	—	—
	8,333	—	—	$16.44(18)	6/13/2026	—	—
	12,499	—	—	$14.40(19)	1/8/2027	—	—
	6,249	—	—	$35.64(20)	1/5/2028	—	—
	3,750	—	—	$35.64(21)	1/5/2028	—	—
	5,860	390	—	$42.12(22)	1/3/2029	—	—
	—	—	6,250	$42.12(23)	1/3/2029	—	—
	20,832	—	—	$21.72(24)	6/21/2029	—	—
	16,666	—	—	$16.08(6)	12/13/2029	—	—
	9,376	3,124	—	$16.08(25)	12/13/2029	—	—
	—	—	—	—	—	5,659(7)	$27,333
	16,982	16,980	—	$26.40(8)	12/18/2030	—	—
	7,678	23,030	—	$28.32(10)	12/15/2031	—	—
	—	—	—	—	—	11,344(11)	$54,792

Name	Number of Securities Underlying Unexercised Options exercisable (#)	Number of Securities Underlying unexercised options unexercisable (#)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option Exercise Price ($/share)	Option expiration date	Number of shares of stock that have not vested (#)	Market value of shares of stock that have not vested ($)(1)
Robert Gagnon	29,166	—	—	$113.16(26)	8/28/2028	—	—
	3,906	260	—	$42.12(22)	1/3/2029	—	—
	—	—	4,166	$42.12(23)	1/3/2029	—	—
	20,833	—	—	$21.72(24)	6/21/2029	—	—
	7,812	2,604	—	$16.08(25)	12/13/2029	—	—
	10,416	—	—	$16.08(6)	12/13/2029	—	—
	—	—	—	—	—	2,830(7)	$13,669
	8,492	8,489	—	$26.40(8)	12/18/2030	—	—
	6,282	18,843	—	$28.32(10)	12/15/2031	—	—
	—	—	—	—	—	9,281(11)	$44,827
	402	12,425	—	$5.41(27)	12/13/2032	—	—
Daniel Calkins	507	124	—	$43.32(28)	1/2/2029	—	—
	833	—	—	$21.72(24)	6/21/2029	—	—
	1,250	416	—	$15.96(29)	12/20/2029	—	—
	573	260	—	$29.76(30)	4/1/2030	—	—
	328	422	—	$26.40(31)	1/4/2031	—	—
	—	—	—	—	—	140(32)	$676
	—	—	—	—	—	938(33)	$4,531
	470	1,405	—	$27.72(34)	12/23/2031	—	—
	—	4,375	—	$10.50(35)	10/3/2032	—	—
	—	—	—	—	—	2,916(36)	$14,084

(1)
This amount was calculated by multiplying the number of restricted stock units subject to the award by the closing price of our common stock on December 30, 2022 ($4.83).

(2)
This option was granted on September 5, 2017. The option vested evenly on a monthly basis over a one-year period.

(3)
This option was granted on June 21, 2019. The option vested evenly on a monthly basis over a one-year period.

(4)
This option was granted on July 29, 2019. The option vested as to 33 1/3% of the shares underlying the option on July 29, 2020 and vested as to an additional 8.33% of the shares underlying the option at the end of each successive three-month period following July 29, 2020 until July 29, 2022.

(5)
This option was granted on July 29, 2019. The option vested based upon certain COPIKTRA net sales targets.

(6)
This option was granted on December 13, 2019. The option vested as to 50% of the shares underlying the option on the first anniversary of the grant date and vested as to 12.5% of the shares underlying the option at the end of each successive three-month period following the first anniversary of grant date until the second anniversary of the grant date.

(7)
This restricted stock unit award was granted on December 18, 2020. The restricted stock unit award vested as to 25% of the shares underlying the award on the first anniversary of the grant date and, thereafter, vests as to 6.25% of the shares underlying the award at the end of each successive three-month period after such date until the fourth anniversary of the grant date.

(8)
This option was granted on December 18, 2020. The option vested as to 25% of the shares underlying the option on the first anniversary of the grant date and, thereafter, vests as to 6.25% of the shares underlying the option at the end of each successive three-month period following the first anniversary of the grant date until the fourth anniversary of the grant date.
(9)
This restricted stock unit award was granted on March 25, 2021. The restricted stock unit award vested as to 25% of the shares underlying the award on December 18, 2021 and, thereafter, vests as to 6.25% of the shares underlying the award at the end of each successive three-month period after such date until December 18, 2024.

(10)
This option was granted on December 15, 2021. The option vested as to 25% of the shares underlying the option on the first anniversary of the grant date and, thereafter, vests as to 6.25% of the shares underlying the option at the end of each successive three-month period following the first anniversary of the grant date until the fourth anniversary of the grant date.

(11)
This restricted stock unit award was granted on December 18, 2021. The restricted stock unit award vested as to 25% of the shares underlying the award on the first anniversary of the grant date and, thereafter, vests as to 6.25% of the shares underlying the award at the end of each successive three-month period after such date until the fourth anniversary of the grant date.

(12)
This option was granted on January 15, 2013. The option vested as to 25% of the shares underlying the option on the first anniversary of the grant date and, thereafter, vested as to 6.25% of the shares underlying the option at the end of each successive three-month period following the first anniversary of the grant date until the fourth anniversary of the grant date.

(13)
This option was granted on January 7, 2014. The option vested as to 25% of the shares underlying the option on July 1, 2014 and, thereafter, vested as to 6.25% of the shares underlying the option on the last day of each calendar quarter after such date, through June 30, 2017.

(14)
This option was granted on January 7, 2014. The option vested as to 25% of the shares underlying the option on the first anniversary of the grant date and, thereafter, vested as to 6.25% of the shares underlying the option on the last day of each calendar quarter after such date, through December 31, 2017.

(15)
This option was granted on January 8, 2015. The option vested as to 25% of the shares underlying the option on the first anniversary of the grant date and, thereafter, vested as to 6.25% of the shares underlying the option at the end of each successive three-month period following the first anniversary of the grant date until the fourth anniversary of the grant date.

(16)
This option was granted on November 9, 2015. The option vested as to 50% of the shares underlying the option on the first anniversary of the grant date, and it vested as to the remaining 50% of the shares underlying the option on the second anniversary of the grant date.

(17)
This option was granted on January 1, 2016. The option vested as to 50% of the shares underlying the option on November 9, 2016, and it vested as to the remaining 50% of the shares underlying the option on November 9, 2017.

(18)
This option was granted on June 14, 2016. The option vested as to 50% of the shares underlying the option upon satisfaction of a certain performance milestone by June 2017, and vested as to the remaining 50% of the shares underlying the option upon satisfaction of a certain performance milestone in September 2017.

(19)
This option was granted on January 9, 2017. The option vested as to 25% of the shares underlying the option on the first anniversary of the grant date and, thereafter, vested as to 6.25% of the shares underlying the option at the end of each successive three-month period following the first anniversary of the grant date until the fourth anniversary of the grant date.

(20)
This option was granted on January 5, 2018. The option vested as to 25% of the shares underlying the option on January 1, 2019 and, thereafter, vested as to 6.25% of the shares underlying the option at the end of each successive three-month period after such date until January 1, 2022.

(21)
This option was granted on January 5, 2018. The option vested based on the achievement of certain performance milestones by June 30, 2018 and by March 31, 2019.

(22)
This option was granted on January 3, 2019. The option vested as to 25% of the shares underlying the option on January 1, 2020 and, thereafter, vests as to 6.25% of the shares underlying the option at the end of each successive three-month period after such date until January 1, 2023.

(23)
This option was granted on January 3, 2019. The option vests as to: (a) 40% of the shares underlying the option upon the date on which the closing price per share of the common stock is at least $120.00 on at least 20 (whether or not consecutive) of the preceding 30 trading days, (b) 40% of the shares underlying the option upon the date on which the closing price per share of the common stock is at least $180.00 on at least 20 (whether or not consecutive) of the preceding 30 trading days, and (c) 20% of the shares underlying the option upon the date on which the closing price per share of the common stock is at least $240.00 on at least 20 (whether or not consecutive) of the preceding 30 trading days.

(24)
This option was granted on June 21, 2019. The option vested as to 50% of the shares underlying the option on the first anniversary of the grant date and, thereafter, vested as to 12.5% of the shares underlying the option on each successive three month period after such date until the second anniversary of the grant date.

(25)
This option was granted on December 13, 2019. The option vested as to 25% of the shares underlying the option on the first anniversary of the grant date and, thereafter, vests as to 6.25% of the shares underlying the option at the end of each successive three-month period after such date until the fourth anniversary of the grant date.

(26)
This option was granted on August 28, 2018. The option vested as to 25% of the shares underlying the option on the first anniversary of the grant date and, thereafter, vested as to 6.25% of the shares underlying the option at the end of each successive three-month period following the first anniversary of the grant date until the fourth anniversary of the grant date.

(27)
This option was granted on December 13, 2022 in respect of Mr. Gagnon’s appointment to the Board of Directors. Refer to the “Director Compensation” table above. 10,416 of the stock options vest in twelve equal quarterly installments beginning each three successive month period following December 13, 2022 until the third anniversary of the Grant Date. 28,938 of the stock options vest in six equal month installments beginning on the on the last day of each month over a period from December, 2022 to May, 2023.

(28)
This option was granted on January 2, 2019. The option vested as to 20% of the shares underlying the option on the first anniversary of the grant date and, thereafter, vests as to 5.0% of the shares underlying the option at the end of each successive three-month period following the first anniversary of the grant date until the fifth anniversary of the grant date.

(29)
This option was granted on December 20, 2019. The option vested as to 25% of the shares underlying the option on the first anniversary of the grant date and, thereafter, vests as to 6.25% of the shares underlying the option at the end of each successive three-month period after such date until the fourth anniversary of the grant date.

(30)
This option was granted on April 1, 2020. The option vested as to 25% of the shares underlying the option on the first anniversary of the grant date and, thereafter, vests as to 6.25% of the shares underlying the option at the end of each successive three-month period after such date until the fourth anniversary of the grant date.

(31)
This option was granted on January 4, 2021. The option vested as to 25% of the shares underlying the option on the first anniversary of the grant date and, thereafter, vests as to 6.25% of the shares underlying the option at the end of each successive three-month period after such date until the fourth anniversary of the grant date.

(32)
This restricted stock unit award was granted on January 4, 2021. The restricted stock unit award vested as to 25% of the shares underlying the award on the first anniversary of the grant date and, thereafter, vests as to 6.25% of the shares underlying the award at the end of each successive three-month period after such date until the fourth anniversary of the grant date.

(33)
This restricted stock unit award was granted on December 23, 2021. The restricted stock unit award vested as to 25% of the shares underlying the award on the first anniversary of the grant date and, thereafter, vests as to 6.25% of the shares underlying the award at the end of each successive three-month period after such date until the fourth anniversary of the grant date.

(34)
This option was granted on December 23, 2021. The option vested as to 25% of the shares underlying the option on the first anniversary of the grant date and, thereafter, vests as to 6.25% of the shares underlying the option at the end of each successive three-month period after such date until the fourth anniversary of the grant date.

(35)
This option was granted on October 3, 2022. The option vests as to 25% of the shares underlying the option on September 19, 2023 and, thereafter, vests as to 6.25% of the shares underlying the option at the end of each successive three-month period after such date until September 19, 2026.

(36)
This restricted stock unit was granted on October 3, 2022. The restricted stock unit award vests as to 25% of the shares underlying the award on September 19, 2023 and, thereafter, vests as to 6.25% of the shares underlying the award at the end of each successive three-month period after such date until September 19, 2026.

Employee Benefit Plans
We currently provide broad-based health and welfare benefits that are available to all of our employees, including our currently employed named executive officers, including medical, dental, vision, life and disability insurance. We maintain a defined contribution retirement plan for our employees. Our 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(a) of the Code. Employee contributions may be made on a pre-tax basis or after-tax (Roth) basis. The 401(k) plan provides for employer matching contributions equal to 100% of employee deferral contributions up to a deferral rate of 6% of eligible compensation. Other than the 401(k) plan, we do not provide any qualified or non-qualified retirement or deferred compensation benefits to our employees, including our currently employed named executive officers.
No “Gross-Ups”
We do not now, and expect not to in the future, provide tax “gross-ups” for compensation, perquisites or other benefits provided to our executive officers.
Prohibition on Hedging and/or Pledging our Common Stock
We prohibit our employees, including our executives, consultants and directors from engaging in short sales of Company securities; purchasing or selling puts, calls or other derivative securities based on our securities; and entering into hedging transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds.
Payments on Termination of Employment or Change in Control
Each of our currently employed named executive officers is a party to an employment agreement with us that provides for certain payments and benefits in connection with a qualifying termination of his employment, including in the context of a change in control, as described in “Agreements with Named Executive Officers” above.
In addition, other than in respect of certain performance-based awards, in the event of a change in control, any portion of an equity award held by an employee (including an award held by any currently employed named executive officer) that is outstanding and unvested immediately prior to the change in control will become fully vested and, if applicable, exercisable, immediately prior to such change in control.
Equity Compensation Plan Information
The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2022. As of December 31, 2022, we had three equity compensation plans, the 2012 Plan, the 2021 Plan and the Amended and Restated Employee Stock Purchase Plan (“2018 ESPP”), as well as the Inducement Program. Each of the 2012 Plan, the 2021 Plan and the 2018 ESPP was approved by our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities in Column (a)) (c)
Equity compensation plans approved by security holders(1)	1,147,579	$31.80	1,836,285
Equity compensation plans not approved by security holders(2)	193,435	$45.62	133,837
Total	1,341,014	$33.63	1,970,122

(1)
Includes information regarding the 2012 Plan, 2021 Plan, and the 2018 ESPP.

(2)
Includes stock options granted to new employees in accordance with Nasdaq Listing Rule 5635(c)(4) as an inducement material to such employees entering into employment with the Company. The terms of these stock options are consistent with stock options granted under the Company’s 2021 Plan. The number of shares remaining available for future issuance reflects shares reserved by the Board of Directors for future issuance to new employees in accordance with Nasdaq Listing Rule 5635(c)(4) as an inducement material to such employees entering into employment with the Company.

Pay versus Performance
As required by applicable SEC regulations, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of our company.
Year	Summary Compensation Table Total for Principal Executive Officer (“PEO”)(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (“NEOs”)(3)	Average Compensation Actually Paid to Non-PEO NEOs(4)	Value of Initial Fixed $100 Investment Based On Total Shareholder Return (“TSR”)(5)	Net Loss (in thousands)(6)
2022	$1,030,023	$(1,333,885)	$487,592	$(382,338)	$18.90	$(73,812)
2021	$3,815,344	$3,571,442	$1,765,316	$1,802,045	$96.24	$(71,200)

(1)
The dollar amounts reported in this column are the amounts of total compensation reported for Mr. Stuglik (our PEO) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Summary Compensation Table” for additional details.

(2)
The dollar amounts reported in this column represent the amount of “compensation actually paid” to Mr. Stuglik, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Stuglik during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Stuglik’s total compensation for each year to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO	Reported Value of Equity Awards(a)	Equity Award Adjustments(b)(c)	Compensation Actually Paid to PEO ($)
2022	$1,030,023	$—	$(2,363,908)	$(1,333,885)
2021	$3,815,344	(2,776,954)	$2,533,052	$3,571,442

(a)
The reported value of equity awards represents the total of the amounts reported in the “Option Awards” and “Stock Awards” columns in the “Summary Compensation Table” for the applicable year. No equity awards were granted to Mr. Stuglik in 2022.

(b)
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date and; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Outstanding and Unvested Equity Awards Granted in the Year ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Total Equity Award Adjustments ($)
2022	$—	$(1,644,906)	$—	$(719,002)	$(2,363,908)
2021	$2,143,502	$(67,150)	$112,219	$344,481	$2,533,052

(c)
For the equity values included in “Equity Award Adjustments”, the valuation assumptions used to calculate fair values of stock options were materially different from those disclosed at the time of the grant of the stock options. The assumptions used in determining fair value of the stock options that vested during 2021 and 2022, or that were outstanding as of December 31, 2021 or December 31, 2022, as applicable, are as follows:

Options Vested During Year or Outstanding on December 31 of:
	2022	2021
Risk-free interest rate	0.97% – 4.24%	0.22% – 1.30%
Volatility	87% – 97%	88% – 96%
Dividend yield	—	—
Expected term (years)	3.0 – 5.0	2.5 – 5.0

(3)
The dollar amounts reported in this column represent the average of the amounts reported for our company’s named executive officers as a group (excluding Mr. Stuglik) for each corresponding year in the “Total” column of the Summary Compensation Table. The names of each of the named executive officers (excluding Mr. Stuglik) included for purposes of calculating the average amounts in each applicable year are as follows: 2022: Mr. Paterson, Mr. Gagnon and Mr. Calkins and 2021: Mr. Paterson and Mr. Gagnon.

(4)
The dollar amounts reported in this column represent the average amount of “compensation actually paid” to the named executive officers as a group (excluding Mr. Stuglik), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the named executive officers as a group (excluding Mr. Stuglik) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the named executive officers as a group (excluding Mr. Stuglik) for each year to determine the compensation actually paid, using the same methodology and valuation assumptions described above in Note (2):

Year	Reported Summary Compensation Table Total for Non-PEO NEOs	Reported Value of Equity Awards	Equity Award Adjustments	Compensation Actually Paid to Non-PEO NEOs ($)
2022	$487,592	$(21,627)	$(848,303)	$(382,338)
2021	$1,765,316	$(1,105,425)	$1,142,153	$1,802,044

(a)
The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Year End Fair Value of Outstanding and Unvested Equity Awards Granted in the Year ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Total Equity Award Adjustments ($)
2022	$4,168	$(624,042)	$—	$(228,429)	$(848,303)
2021	$860,291	$(58,631)	$—	$340,493	$1,142,153

(5)
Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between our Company’s share price at the end and the beginning of the measurement period by our Company’s share price at the beginning of the measurement period. No dividends were paid on stock or option awards in 2021 or 2022.

(6)
The dollar amounts reported represent the amount of net loss reflected in our consolidated audited financial statements for the applicable year.

Analysis of the Information Presented in the Pay Versus Performance Table
We generally seek to incentivize long-term performance, and therefore do not specifically align our performance measures with “compensation actually paid,” as computed in accordance with Item 402(v) of Regulation S-K, for a particular year. In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay Versus Performance table.
We do not utilize TSR or net loss in our executive compensation program. However, we do utilize several other performance measures to align executive compensation with our performance. As described in more detail above in the section “Company Performance Highlights” and “2022 Base Salary and Bonus”, our named executive officers are eligible to receive compensation that consists in part of annual performance-based cash bonuses that are designed to (i) provide appropriate incentives to our executives to achieve defined annual corporate goals and (ii) reward our executives for individual achievement towards these goals. Additionally, we view equity awards, which are an integral part of our executive compensation program, as reflective of Company performance because, despite not being directly tied to TSR, they provide value if the market price of our common stock increases, and if the executive officer continues in our employment over the vesting period. These equity awards strongly align our executive officers’ interests with those of our stockholders by providing a continuing financial incentive to maximize long-term value for our stockholders and by encouraging our executive officers to continue in our employment for the long-term.
With respect to net loss, because we are not a commercial-stage company, we did not have any revenue during the periods presented, other than revenue associated with our sale of COPIKTRA to Secura Bio, Inc. Consequently, our Company has not historically looked to net loss as a performance measure for our executive compensation program. In 2021 and 2022, our net loss has largely remained the same, but the compensation actually paid for both our PEO and non-PEO named executive officers decreased between 2021 and 2022.

The following graph illustrates the relationship during 2021 and 2022 of the “compensation actually paid” for our PEO and other non-PEO named executive officers to our TSR, as calculated pursuant to SEC rules:

BENEFICIAL OWNERSHIP OF COMMON STOCK
The following table sets forth certain information as of November 30, 2023 (unless otherwise specified below), with respect to the beneficial ownership of our common stock by each person who is known by us to beneficially own 5% or more of the outstanding shares of common stock, each person currently serving as a director, each nominee for director, each named executive officer (as set forth in the Summary Compensation Table above), and all of our directors and executive officers as a group.
Shares of common stock subject to options, restricted stock units or other rights to purchase which are now exercisable or are exercisable within 60 days after November 30 , 2023 are to be considered outstanding for purposes of computing the percentage ownership of the persons holding these options or other rights but are not to be considered outstanding for the purpose of computing the percentage ownership of any other person. As of November 30, 2023, there were 25,267,820 shares of common stock outstanding.
Name and address of beneficial owner	Number of shares beneficially owned	Percentage of shares beneficially owned
>5% stockholders:
Entities associated with Viking Global Investors LP(1) 600 Washington Blvd, Floor 11 Stamford, CT 06901	2,524,255	9.99%
Entities associated with BVF Partners L.P.(2) 44 Montgomery Street, 40th Floor San Francisco, CA 94104	2,524,255	9.99%
Entities associated with Deerfield Mgmt, L.P.(3) 345 Park Avenue South, 12th Floor New York, NY 10010	1,538,461	6.1%
Entities associated with Vivo Capital, L.L.C.(4) 192 Lytton Avenue Palo Alto, CA 94301	1,538,461	6.1%
Entities associated with OrbiMed Advisors LLC(5) 601 Lexington Avenue, 54th Floor New York, NY 10022	1,529,115	6.1%
Entities associated with Soleus Capital Group, LLC(6) 104 Field Point Road, 2nd Floor Greenwich, CT 06830	1,347,369	5.3%
Entities associated with Adage Capital Partners, L.P.(7) 200 Clarendon Street, 52nd Floor Boston, MA 02116	1,300,000	5.1%
Directors and Executive Officers
Brian M. Stuglik, R. Ph(8)	251,109	1.0%
Daniel Paterson(9)	229,377	*
Robert Gagnon(10)	148,244	*
Michael Kauffman, M.D., Ph.D.(11)	24,874	*
Eric Rowinsky, M.D.(12)	20,818	*
John Johnson(13)	16,795	*
Daniel Calkins(14)	15,965	*
Paul Bunn, M.D.(15)	14,359	*
Michelle Robertson(16)	13,537	*
Anil Kapur(17)	10,560	*
Karin Tollefson(18)	4,774	*
All executive officers and directors as a group (11 persons)(19)	750,412	2.9%

*
Represents beneficial ownership of less than one percent of our outstanding common stock.

(1)
Information is based on the Form 13F filed with the SEC on November 14, 2023, by Viking Global Investors LP (“Viking”) and information made available to us. Viking and its related entities beneficially hold (i) 2,456,292 shares of common stock, and (ii) 1,538,591 pre-funded warrants to purchase 1,538,591 shares of common stock. Each of the pre-funded warrants are subject to terms that limit conversion, if, after such conversion, Viking and its affiliates would beneficially own more than 9.99% of the number of shares of common stock then issued and outstanding. As a result of the limitation in the previous sentence, for purposes of the table above, only 67,963 shares of common stock issuable upon the exercise of the pre-funded warrants beneficially owned by Viking and its related entities are reflected. According to the Form 13F, as of September 30, 2023, Viking had sole voting and dispositive power with respect to 2,456,292 shares of common stock.

(2)
Information is based on: (i) the Form 13F filed with the SEC on November 14, 2023 by BVF Inc/IL (“BVF”) and BVF Partners L P/IL; (ii) the Schedule 13G/A filed on February 14, 2023 (as adjusted to reflect the 1-for-12 reverse stock split effected on May 31, 2023); and (iii) information made available to us. BVF and its related entities beneficially hold (i) 1,685,219 shares of common stock, (ii) 833,333 shares of common stock potentially issuable upon the conversion of the Company’s Series A convertible preferred stock, par value $0.0001 per share (“Series A Preferred Stock”), and (iii) 4,236,570 shares of common stock potentially issuable upon the conversion of the Company’s Series B convertible preferred stock, par value $0.0001 per share (“Series B Preferred Stock”). 3,333,333 shares of common stock are issuable upon the conversion of 944,160 shares of Series B Preferred Stock which may be issued to BVF and its related entities in a second tranche of a private placement pursuant to the terms of a securities purchase agreement dated January 24, 2023 between the Company and certain purchasers named therein. Each of the Series A Preferred Stock and Series B Preferred Stock are subject to terms that limit conversion, if, after such conversion, BVF and its affiliates would beneficially own more than 9.99% of the number of shares of common stock then issued and outstanding. As a result of the limitation in the previous sentence, for purposes of the table above, only 839,036 shares of common stock are included out of the following categories of holdings: (i) 833,333 shares of common stock potentially issuable upon the conversion of shares of Company’s Series A Preferred Stock and (ii) 4,236,570 shares of common stock issuable upon conversion of the Company’s Series B Preferred Stock. According to the Form 13F, as of September 30, 2023, BVF and BVF Partners L P/IL had shared voting and dispositive power with respect to 1,685,219 shares of common stock.

(3)
Information is based on the Form 13F filed with the SEC on November 14, 2023 by Deerfield Management Company L.P. (Series C) and Flynn Management LLC. According to the Form 13F, as of September 30, 2023, Deerfield Management Company L.P. (Series C) had sole voting power and defined dispositive power with respect to 1,538,461 shares of common stock.

(4)
Information is based solely on the Form 13F filed with the SEC on November 8, 2023 by Vivo Capital LLC. According to the Form 13F, as of September 30, 2023, Vivo Capital LLC had sole voting and dispositive power with respect to 1,538,461 shares of common stock.

(5)
Information is based solely on the Form 13F filed with the SEC on November 14, 2023 by OrbiMed Advisors LLC and OrbiMed Capital LLC. According to the Form 13F, as of September 30, 2023, OrbiMed Advisors LLC had sole voting and dispositive power with respect to 1,529,115 shares of common stock.

(6)
Information is based solely on the Form 13F filed with the SEC on November 14, 2023 by Soleus Capital Management L.P. According to the Form 13F, as of September 30, 2023, Soleus Capital Management L.P. had sole voting and dispositive power with respect to 1,347,369 shares of common stock.

(7)
Information is based on a Form 13F filed with the SEC on November 14, 2023 by Adage Capital Partners GP, L.L.C. and Adage Capital Management, L.P. According to the Form 13F, as of September 30, 2023, Adage Capital Partners GP, L.L.C. had sole voting and dispositive power with respect to 1,300,000 shares of common stock.

(8)
Consists of 68,894 shares of common stock held by Mr. Stuglik, 179,263 shares of common stock issuable upon the exercise of stock options within 60 days of November 30, 2023, and 2,952 shares of common stock issuable pursuant to vesting of restricted stock units within 60 days of November 30, 2023.
(9)
Consists of 16,094 shares of common stock held by The Paterson 1996 Living Trust, 25,301 shares of common stock held by Mr. Paterson, 186,328 shares of common stock issuable upon the exercise of stock options within 60 days of November 30, 2023, and 1,654 shares of common stock issuable pursuant to vesting of restricted stock units within 60 days of November 30, 2023.

(10)
Consists of 37,897 shares of common stock held by Mr. Gagnon, 109,218 shares of common stock issuable upon the exercise of stock options within 60 days of November 30, 2023, and 1,129 shares of common stock issuable pursuant to vesting of restricted stock units within 60 days of November 30, 2023.

(11)
Consists of 550 shares of common stock held by Dr. Kauffman and 24,324 shares of common stock issuable upon the exercise of stock options within 60 days of November 30, 2023.

(12)
Consists of 20,818 shares of common stock issuable upon the exercise of stock options within 60 days of November 30, 2023.

(13)
Consists of 16,795 shares of common stock issuable upon the exercise of stock options within 60 days of November 30, 2023.

(14)
Consists of 5,468 shares of common stock held by Mr. Calkins, 10,220 shares of common stock issuable upon the exercise of stock options within 60 days of November 30, 2023, and 277 shares of common stock issuable pursuant to vesting of restricted stock units within 60 days of November 30, 2023.

(15)
Consists of 14,359 shares of common stock issuable upon the exercise of stock options within 60 days of November 30, 2023.

(16)
Consists of 13,537 shares of common stock issuable upon the exercise of stock options within 60 days of November 30, 2023.

(17)
Consists of 10,560 shares of common stock issuable upon the exercise of stock options within 60 days of November 30, 2023.

(18)
Consists of 4,774 shares of common stock issuable upon the exercise of stock options within 60 days of November 30, 2023.

(19)
Includes 590,196 shares of common stock issuable upon exercise of stock options within 60 days of November 30, 2023 and 6,012 shares of common stock issuable upon vesting of restricted stock units within 60 days of November 30, 2023.

GENERAL MATTERS
Code of Business Conduct and Ethics and Corporate Governance Guidelines
We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the code is posted on the “Investors-Corporate Governance” section of our website, which is located at https://investor.verastem.com. In addition, we intend to post on our website all disclosures that are required by law, the rules of the SEC or Nasdaq stock market listing standards concerning any amendments to, or waivers from, any provision of the code of business conduct and ethics.
A copy of the Corporate Governance Guidelines may also be accessed free of charge by visiting the website at https://investor.verastem.com and going to the “Investors-Corporate Governance” section or by requesting a copy from Daniel Calkins, Chief Financial Officer of the Company at our Needham, Massachusetts office.
Availability of Certain Documents
We are subject to the informational requirements of the Exchange Act and, therefore, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the SEC’s website at www.sec.gov. The SEC’s website contains reports, proxy and information statements and other information regarding issuers, such as us, that file electronically with the SEC. We will also mail without charge, upon written request, a copy of our 2022 Annual Report on Form 10-K excluding exhibits. Please send a written request to Daniel Calkins, Chief Financial Officer at:
Verastem, Inc.
117 Kendrick Street, Suite 500
Needham, MA 02494
Attention: Daniel Calkins, Chief Financial Officer
Only one copy of this proxy statement is being delivered to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. We will undertake to deliver promptly, upon written or oral request, a separate copy to a stockholder at a shared address to which a single copy of the proxy statement was delivered. You may make a written or oral request by sending a written notification to Daniel Calkins, Chief Financial Officer at the address above, providing your name, your shared address, and the address to which we should direct the additional copy of the proxy statement. Multiple stockholders sharing an address who have received one copy of the proxy statement and would prefer us to mail each stockholder a separate copy of future mailings should contact us at our principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of the proxy statement and would prefer us to mail one copy of future mailings to stockholders at the shared address, notification of that request may also be made through our principal executive offices.
Communications with the Board of Directors
A stockholder may send general communications to the Board of Directors, any committee of the Board of Directors or any individual director by directing such communication to Daniel Calkins, Chief Financial Officer, Verastem, Inc., 117 Kendrick Street, Suite 500, Needham, Massachusetts 02494. All communications will be shared with the Lead Director, who will provide copies or summaries of such communications to the other directors as he considers appropriate.
Other Matters
As of the date of this proxy statement, the Board of Directors does not intend to present any matters other than those described herein at the Special Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the Special Meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.
By Order of the Board of Directors

Daniel Paterson
President and Chief Executive Officer
      ,

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) DateTO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLYV27104-TBDFor Against Abstain! ! !VERASTEM, INC.VERASTEM, INC.117 KENDRICK STREET, SUITE 500NEEDHAM, MA 02494Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor,administrator, or other fiduciary, please give full title as such. Joint owners should each signpersonally. All holders must sign. If a corporation or partnership, please sign in full corporateor partnership name by authorized officer.1. To approve the one-time exchange of options for shares of the Company’s common stock issued under the Company’s Amended and Restated 2012Incentive Plan and the Company’s Amended and Restated 2021 Equity Incentive Plan and options granted as inducement awards to certain newly hiredemployees under the Company’s Inducement Award Program that are held by certain executive officers, other employees, and non-employee directorsof the Company for new options to purchase shares of the Company’s common stock, as disclosed in the accompanying proxy statement.NOTE: Such other business as may properly come before the meeting or any adjournment thereof.The Board of Directors recommends you vote FOR the following proposal:VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery of informationup until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have yourproxy card in hand when you access the web site and follow the instructions to obtain yourrecords and to create an electronic voting instruction form.ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSIf you would like to reduce the costs incurred by our company in mailing proxy materials,you can consent to receiving all future proxy statements, proxy cards and annual reportselectronically via e-mail or the Internet. To sign up for electronic delivery, please follow theinstructions above to vote using the Internet and, when prompted, indicate that you agreeto receive or access proxy materials electronically in future years.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m.Eastern Time the day before the cut-off date or meeting date. Have your proxy card in handwhen you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we haveprovided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood,NY 11717.SCAN TOVIEW MATERIALS & VOTE wV27105-TBD

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice of Special Meeting and Proxy Statement are available at www.proxyvote.com. V27105-TBD VERASTEM, INC. Special Meeting of Stockholders [TBD], 2024 [TBD] Eastern Time This proxy is solicited by the Board of Directors Verastem, Inc., 117 Kendrick Street, Suite 500, Needham, MA 02494 Proxy Solicited by Board of Directors for Special Meeting - [TBD], [TBD], 2024 at [TBD] Eastern Time Daniel Paterson and Daniel Calkins, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers, which the undersigned would possess if personally present, at the Special Meeting of Stockholders of Verastem, Inc. to be held on [TBD], [TBD], 2024 at [TBD] Eastern Time or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR Proposal No. 1 “Option Exchange Proposal.” In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. Continued and to be signed on reverse side